UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CARDINAL BANKSHARES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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[Cardinal Bankshares Corporation letterhead]

May 3, 2012

If you have not yet voted or have previously returned a gold proxy, then please:

•	vote ONLY the enclosed “White” proxy and …

•	discard ANY additional gold proxy you receive from the “Coalition to Improve the Bank of Floyd” (the Schaller Coalition)!

Dear Shareholder:

By now, you should have received proxy material from the “Coalition to Improve the Bank of Floyd” (the “Schaller Coalition”) in connection with our upcoming Annual Meeting. Once again, this mailing of the Schaller Coalition material was not authorized by our Board of Directors and was done in opposition to our Board.

Do you REALLY want to trade the EXPERIENCE of your current Board of Directors for the INexperienced & UNtested Schaller nominees?

Who ACTUALLY controls the Coalition to Improve the Bank of Floyd?

•	Mr. Schaller owns almost 70% of the shares held by the Coalition.

Who do you think will be the one “calling the shots” for the Coalition’s nominees?

The “End Game”:

Mr. Schaller started publicly demanding the SALE of the Bank on June 6, 2010 and there have been at least 14 newspaper articles since then discussing that HE WANTS TO SELL THE BANK.

“[Schaller] is on the hunt for a buyer.” (SNL Financial)

“[Schaller] is seeking to FORCE a sale.” (The Roanoke Times)

But your current Board didn’t take the bait! So in October 2011, Schaller tried to hire a prominent Virginia investment banker “to sell the Bank.” The investment banker told Schaller that Schaller was unrealistic and had no authority to sell the Bank and the investment banker refused to be involved.

Now, how long do you think it will be until Mr. Schaller tells his Coalition’s nominees to sell the Bank?

The Schaller “Vision”:

Mr. Schaller prepared a document entitled “Strategic Alternatives, Maximizing Shareowner Value, Bank of Floyd” which was part of Mr. Schaller’s “Presentation by Schaller Equity Partners” dated February 23, 2011.

Within that document, Mr. Schaller recommended:

•	Changing the name of the bank to “Peoples Bank of Floyd”

•	“Aggressive branch expansion …” (specifically to Lynchburg and Charlottesville)

•	“Reduce certificate of deposit rates …”

•	“Open 360 days-a-year”

•	“Further reduce dividend to .04 annually …”

That’s CORRECT … a 4 cent (annual) dividend so that he could “dress the bank up” for a sale.

We ask you as a shareholder to recognize Mr. Schaller’s Coalition for what we believe it TRULY is: an “Exit Strategy” for Mr. Schaller to make a quick buck on his Cardinal investment at YOUR EXPENSE.

Your Company’s Achievements Without Schaller.

Since 1996 (when Cardinal was formed):

•	INCREASED CAPITAL ALMOST $20 million

•	PAID OUT $9.8 MILLION TO SHAREHOLDERS IN TOTAL CASH DIVIDENDS

•	10% Stock Dividend and 3 for 1 Stock Split

WANT TO TRADE PROVEN RESULTS LIKE THESE FOR SCHALLER’S “VISION”?

Some of you may have waited for Mr. Schaller’s proxy material to see IF there was a “smoking gun” within it; there was none.

Enclosed with this letter is Supplemental Proxy Material that amends our previous Proxy Statement and is now part of it.

Enclosed you will find another “WHITE” proxy. We again ask you to please sign (as appears on the label), date and return the “WHITE” proxy today even if you have already voted. You are also urged to discard any gold proxy that you receive from the Schaller Coalition.

Remember, we believe supporting your current Board & management team is the RIGHT decision; allowing Mr. Schaller to takeover our Board and then … sell our Bank, is the WRONG one.

We thank you (once again) for your past & continued support,

Sincerely,

Dr. Joseph Howard Conduff, Jr.	William R. Gardner, Jr.	Kevin D. Mitchell

Ronald Leon Moore	Michael D. Larrowe	G. Harris Warner, Jr.

Additional Information and Where To Find It

This letter is solicitation material in respect of the matters to be considered at the 2012 Annual Meeting of Shareholders. On April 12, 2012, Cardinal Bankshares Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed the definitive proxy statement to the Company’s shareholders. On May 3, 2012, the Company filed with the SEC a supplement to the definitive proxy statement. WE URGE SHAREHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT AND SUPPLEMENT ALONG WITH ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, the supplement and other related documents filed by the Company may be obtained at the SEC’s website at www.sec.gov. The Company’s proxy statement and other related documents may also be obtained by contacting the Company’s Corporate Secretary at Cardinal Bankshares Corporation, 101 Jacksonville Circle, P. O. Box 215, Floyd, Virginia 24091.

Participants in Solicitation

A listing of persons who are participants in the solicitation and certain information concerning such persons is set forth in the Company’s definitive proxy statement filed with the SEC on April 12, 2012, which may be obtained through the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

In addition to historical information, this letter contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the SEC, which are available on the SEC’s website and our website and may be obtained by contacting the Corporate Secretary of the Company.